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                                                                     EXHIBIT 5.1



            [KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LETTERHEAD]


                                 April 17, 1996


National Media Corporation
1700 Walnut Street
Philadelphia, PA  19103

Gentlemen:

     We have acted as counsel to National Media Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-4 (Reg. No. 333-00975) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement"). The Registration Statement relates to the registration of an aggregate of 1,885,033 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued in connection with the merger of Positive Response Television, Inc. ("PRT") with and into a wholly-owned subsidiary of the Company pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 and amended as of April 4, 1996, by and among the Company, PRT Acquisition Corp. and PRT (the "Merger Agreement").

     We have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation (including all Certificates of Designation filed in connection therewith) and the By-Laws of the Company, as amended; (ii) the minutes and records of the corporate proceedings with respect to the issuance of the shares of Common Stock described above; (iii) the Merger Agreement; and (iv) such other corporate documents, records and other certificates as we have deemed necessary as a basis for the opinion hereinafter set forth.

     In our examination of the foregoing documents, we have assumed, without any independent investigation or verification of any kind, (i) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals; and (ii) the conformity to original documents and completeness of all documents submitted to us as certified, conformed or photostatic copies.

     As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers of the Company, without independent verification of their accuracy.

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National Media Corporation
April 17, 1996
Page 2


     Based upon and subject to the foregoing and subject to the qualifications contained below, we are of the opinion that the 1,885,033 shares of Common Stock which are the subject of the Registration Statement have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully-paid and non-assessable.

     We have made such examinations of Federal law and the Delaware General Corporation Law as we have deemed relevant for this opinion. We do not express any opinion as to the laws of any state or jurisdiction other than the Delaware General Corporation Law and the Federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "THE MERGER-Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission promulgated thereunder.

                                        Very truly yours,



                                        KLEHR, HARRISON, HARVEY,
                                         BRANZBURG & ELLERS